EXHIBIT 99.1
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PALWEB CORPORATION SIGNS LETTER OF INTENT FOR $5,000,000 PRIVATE PLACEMENT OF
CONVERTIBLE PREFERRED STOCK AND WARRANTS

DALLAS, Texas, May 8, 2001 / PRNewswire / -- PalWeb Corporation (OTCBB: PAEB) announced that it has signed a letter of intent for a private placement of 500,000 shares of convertible preferred stock and warrants to purchase 150,000,000 shares of common stock for a total of $5,000,000. The letter of intent is with Westgate Capital Company, L.L.C., a Tulsa, Oklahoma based private investment group and Hidalgo Trading Company, LLC, which is 100% owned by the Company's Chief Executive Officer, Paul Kruger. Of the total $5 million consideration, $1 million will be provided by Hidalgo through conversion of existing indebtedness of PalWeb and $4 million will be provided in cash from an investment fund managed by Westgate. Proceeds will be used to construct pallet production equipment, repay current liabilities and for working capital.

Under the terms of the proposed investment, each share of the convertible preferred stock will be convertible into 350 shares of common stock of the Company or a total of 175,000,000 shares, which is an effective conversion price of $0.0286 per share. Holders of the preferred stock will also be entitled to cumulative dividends of 12% per annum, $1.20 per share, or a total of $600,000. The warrants will be exercisable at a price of $0.10 per share for a period of four years and all but 25% of the warrants will be callable by PalWeb if common stock trades at prices of $0.15, $0.20 and $0.25 per share, respectively. This proposed investment could potentially amount to as much as $20,000,000 in total funding.

Closing of the proposed investment is subject to negotiation of definitive agreements and customary closing conditions and is expected to occur within a few weeks.

The securities offered by the Company in connection with the private placement have not been and will not be registered under the Securities Act of 1933 or any state securities laws and will not be offered or sold absent registration or applicable exemptions from registration. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in connection with the private placement. Any such offer shall be made only to qualified accredited investors and shall be governed by the terms of the securities purchase agreement or other agreements to be entered into between the Company and the purchasers under the private placement.

PalWeb Corporation is a development stage company that develops, manufactures and sells high quality plastic pallets that provide innovative logistics solutions needed by a wide range of industries such as automotive, chemical, and consumer products; grocery, produce and food production; paper and forest products; as well as retailing and steel and metals industries. PalWeb's patented plastic pallet design has passed ASTM (American Society for Testing and Materials) standard industry testing (Standard D1185-98a and D 4728-91) for strength and durability. The company's plastic pallets are 100% recyclable making them a viable alternative to wood pallets with demand for the product driven by growing environmental concerns and new government regulations. For more information visit PalWeb online at www.palweb.net.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements.